Brian Donohue, CPA
                                  27 Beach Road
                                   Suite CO5-A
                        Monmouth Beach, New Jersey 07750
                                 (732) 741-4939



August 14, 2000

Ramoil Management, Ltd.
2424 North Federal Highway, Suite 350
Boca Raton, Florida 33431

Dear Sirs:

I received the financial information on your Italian operations on or about August 12, 2000. I will require more time to review the information and incorporate the information into your financial statements. It is unreasonable and impossible for me to complete the financial statements by the filing deadline.

I hereby request that you obtain an extension of filing pursuant to Rule 12B-25(b). I will then have adequate time to properly complete your financial statements.

Sincerely,
/s/ Brian Donohue, CPA